EXHIBIT 10.5

PURCHASE AGREEMENT

AMONG

K TELECOM AND WIRELESS LLC AND GLOBAL TELECOM INTERNATIONAL LLC ("SELLER")

AND

ALLEY PHARMA US INC.

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PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the last date signed here below by the Parties to this Agreement (the "Agreement Date") by and among ALLEY PHARMA US INC. , a Florida Corporation OTC Symbol (ALPH) ("Buyer") and K TELECOM AND WIRELESS LLC located at 10709 Marine View Dr Mukilteo, WA 98275 and Global Telecom International LLC located at 20550 SW 115'" Avenue Tualatin OR 97062 are two Washington State limited liability company's. And Oregon state limited liability company ("Seller")-

RECITALS

A The Seller has determined that it would be advisable and in the best interests of Seller that Buyer purchase from Seller, and Seller sell, transfer and assign to Buyer, Assets and Liabilities of Seller, all on the terms set forth herein (the" Purchase Agreement"), and, in furtherance thereof, has approved the Purchase contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be bound hereby, agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1              Purchase and Sale. It is agreed that this is a share exchange agreement. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, transfer, convey, assign and deliver, or cause to be sold, transferred, conveyed, assigned and delivered, to Buyer all of Seller's right, title and interest in and to all of the following assets and liabilities (collectively, the "Purchased Assets and Liabilities"):

(a) all of Seller's rights to and interest in the Assets and Liabilities set forth in Exhibit A, including any related intellectual property, such as Reproduction Rights, Trademarks, Copyrights or Trade Secrets therein in any of the identified asset and liabilities set forth in Exhibit A;

1.2              Closing. The Closing of the Purchase (the "Closing") shal I take place as soon as practicable but definitely before October 31" 2014. The Closing shall take place at the offices of Buyer, or at such other location as the parties hereto agree. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

1.3	Purchase Price.

(a) Purchase Price. On the terms and subject to the conditions set forth in this Agreement, as consideration for the Purchased of Assets and Liabilities, Buyer shall, upon the Closing, (i) pay TWO Million Eighty Thousand dollars ($2,080,0000 USD) equivalent to 400,000 of ALLEY PHARMA US INC. Shares of Common Stock at Seven ($7 USD) per share (the "Purchase Price") and as further set forth in Exhibit B. 400,000 Common stock will be registered and filed with AI.PH's Form 10. 55,555 shares of common will be non-restrictedand free trading. These 55,555 share of common will be used by seller CJ Singh for his own personal purposes. The Remaining 344,445 Common share will be restricted in accordance with other ALPH management and acquisitions.

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1.4	Title Passage; Delivery of Purchased Assets and Liabilities.

(a)               Title Passage. Upon the Closing, all of the right, title and interest of Seller in and to all of the Purchased Assets and Liabilities shall pass to Buyer. K TELECOM AND WIRELESS LLC, GLOBAL TELECOM INTERNATINAL LLC will survive as a Wholly Owned Subsidiary of ALLEY PHARMA US INC.

(b)               Method of Delivery of Assets:. At the Closing, Seller shall deliver or cause to be delivered to Buyer, as applicable, all of the Purchased Assets and Liabilities

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

2.1              Organization and Good Standing. Seller two companies are Washington State limited liability companies and is validly existing and in good standing under the laws of Washington and has continuously been in good standing under the laws of Washington. Seller has the power and authority to own, operate and to carry on its business as now conducted and as currently proposed by it to be conducted.

2.2              Title to and Condition of Purchased Assets: Sufficiency of Assets. Seller has good and valid title to, all of the Purchased Assets, free and clear of any Encumbrances, except as fully disclosed to Buyer relating to the underlying intellectual property, which include any Reproduction Rights, Trademarks, Copyrights, and Trade Secret rights appurtenant thereto. Title to all of the Purchased Assets is freely transferable from Seller to Buyer free and clear of all Encumbrances without obtaining the consent or approval of any Person.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

3.1               Organization and Good Standing. Buyer is a corporation, and in good standing under the laws of the State of Nevada. Buyer has the power and authority to own, operate and lease its properties and to carry on its business as now conducted.

3.2              Authorization. Buyer has all requisite company power and authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and all other agreements, transactions and actions contemplated hereby have been duly and validly approved and authorized by all necessary company action on the part of Buyer.

3.3               Enforceability. This Agreement has been duly executed by Buyer. This Agreement is a valid and binding obligation of Buyer, enforceable against Buyer in accordance with the respective terms.

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ARTICLE IV

4.1 Expenses. Whether or not the Asset Purchase is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

ARTICLE V

5.1 Termination by Mutual Consent. This Agreement will not be terminated at any time after this agreement is signed and notarized

ARTICLE VI

INDEMNIFICATION

6.1 Indemnification. Subject to the limitations set forth in this Article VJ, the Buyer shall indemnify and hold harmless the Seller and its directors, managing members, members, officers, agents and employees and each Person, if any, who controls or may control such Party (each of the foregoing being referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons") from and against any and all losses, liabilities, damages, costs and expenses, including costs of investigation and defense, reasonable legal fees and expenses and other professionals' and experts' reasonable fees and expenses (collectively, "Damages") arising from non-payment, enforcement, assessments, claims, demands, assertions of liability or actual or threatened actions, suits or proceedings (whether civil, criminal, administrative or investigative) directly or indirectly incurred, paid or accrued in connection with, resulting from or arising out this Agreement.

ARTICLE Vll GENERAL PROVISIONS

7.1               Governing Law; Dispute Resolution; Waiver of Jµry Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law. Any dispute directly or indirectly based upon, arising out of, connected to or relating to this Agreement, the transactions contemplated hereby or any right or obligation created hereby, irrespective of the legal theory or claims underlying any such dispute (including any tort and statutory claims), shall be resolved in any court of competent jurisdiction located in King County, Washington. Each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any issue within any action at law or suit directly or indirectly based upon, arising out of, connected to or relating to this

Agreement

7.2               Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by facsimile, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by facsimile, five days after mailing if sent by mail, and one day after dispatch if sent by express courier, to the following addresses:

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(a) if to Seller:

CJ Singh

16012 11'" Avenue NE

Shoreline wA 98155

(b) if to Buyer:

Alley Pharma Inc.

6QQ W Broad ways suite 700

San Diego CA 92101

7.3               Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party_ Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally conternp!ated to the greatest extent possible.

7.4         Entire Agreement; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the Exhibits attached hereto, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties have caused this Asset Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER:	SELLER:
ALLEY PHRAMA US INC.	K TELECOM AND WIRELESS LLC

/s/ Stephen J. Thomas III	/s/ CJ Singh
Stephen J. Thomas III, CEO 8/1/14	CJ Singh, Principal 8/3/14

SELLER:
GLOBAL TELECOM INTERNMATIONAL LLC

/s/ CJ Singh
CJ Singh, Principal 8/3/14

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